March 24, 2003



         Dear Fellow Shareholder:

                  You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Thursday, April 24, 2003, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 605 Richard Arrington Blvd North, Birmingham, Alabama 35203.

                  The matters to be acted on at the meeting - the election of trustees and the ratification of the selection of our independent accountants - are described in the accompanying proxy statement. A proxy card on which to indicate your vote and a postage paid envelope in which to return your proxy are enclosed. A copy of our annual report to shareholders is also enclosed.

                  We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

                  Remember, this is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

                                             Sincerely,

                                         /s/ Thomas H. Lowder
                                             Thomas H. Lowder
                                             Chairman of the Board, President
                                             and Chief Executive Officer


         Enclosures

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 24, 2003


Dear Shareholder:

         You are cordially invited to attend our 2003 annual meeting of shareholders to be held on Thursday, April 24, 2003, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 605 Richard Arrington Blvd. North, Birmingham, Alabama 35203, to consider the following proposals:

         1. To elect three trustees to serve for ensuing three-year terms expiring in 2006;

         2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2003; and

         3. To transact such other business as may properly come before such meeting or any adjournments thereof.

         Only shareholders of record at the close of business on February 28, 2003 will be entitled to vote at the meeting or any adjournments thereof.

         YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.




                        BY ORDER OF THE BOARD OF TRUSTEES

                       /s/ Howard B. Nelson, Jr.
                           Howard B. Nelson, Jr.
                           Chief Financial Officer and Secretary


Birmingham, Alabama
March 24, 2003

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 24, 2003

         This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Thursday, April 24, 2003, at 10:30 a.m., central daylight savings time, for the purposes set forth in the notice of meeting. All references to "we," "us," "our," "Colonial" or the "Company" refer to Colonial Properties Trust and its subsidiaries. This solicitation of proxies is made on behalf of our board of trustees.

         Holders of record of our common shares of beneficial interest as of the close of business on the record date, February 28, 2003, are entitled to receive notice of, and to vote at, the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on February 28, 2003, we had 23,431,052 common shares issued and outstanding.

         Common shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted (1) FOR the election of all nominees for trustees and (2) FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

         You may vote either by completing and returning the enclosed proxy card to us prior to the time of voting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to us or by voting in person at the meeting. Written notice of revocation must be delivered to the address shown above, addressed to the Corporate Secretary. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

         Our 2002 annual report to shareholders is enclosed with this proxy statement. This proxy statement, the proxy card and the 2002 annual report to shareholders are being mailed to our shareholders beginning on or about March 24, 2003. Our executive offices are located at Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

                              ELECTION OF TRUSTEES
                                  (Proposal 1)

Board of Trustees

         Our board of trustees is comprised of nine members divided into three classes, with one-third of the trustees elected by the shareholders annually. The trustees whose terms will expire at the meeting are Carl F. Bailey, Thomas
H. Lowder and Harold W. Ripps, each of whom has been nominated for re-election at the meeting to hold office until the 2006 annual meeting of shareholders and until their successors are elected and qualified.

         The nominees for trustees will be elected upon an affirmative vote of a plurality of the common shares present and entitled to vote, in person or by proxy, at the meeting. To understand how your votes are counted for the purpose of electing our trustees, see "Voting Procedures and Costs of Proxy Solicitation." Our board of trustees recommends a vote FOR these nominees. While we know of no reason why any nominee would be unable to serve as a trustee, should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Nominees for Election to Term Expiring 2006

         Carl F. Bailey, 72, has been a trustee since 1993. From 1995 to 2002, Mr. Bailey served as President of BDI, a marketing and distribution company. Prior to 1995, Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc., a telecommunication company, and chairman and chief executive officer of South Central Bell Telephone Company, a telecommunication company. From 1952 to 1992, he worked for Southern Bell and South Central Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey is chairman of TekQuest, Inc., a manufacturing company, and a member of the board of directors of SouthTrust Corporation, a financial services corporation. Mr. Bailey also serves on the board of trustees of Birmingham Southern College. Mr. Bailey is chairman of the audit committee, and is a member of the executive committee and nominating and corporate governance committee of the board of trustees.

          Thomas H. Lowder, 53, has been a trustee since 1993. He has served as our chairman of the board, president and chief executive officer since July 1993. Mr. Lowder became president of Colonial Properties, Inc., our predecessor, in 1976, and since that time has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for Colonial Properties Trust. Mr. Lowder's most recent board appointment was his election to the National Association of Real Estate Investment Trust (NAREIT) Board in June 1999. He presently serves on the board of directors of Community Foundation of Greater Birmingham, United Way of Central Alabama, Children's Hospital, Birmingham Southern College, and Crippled Children's Foundation. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of James K. Lowder, one of our trustees.

         Harold W. Ripps, 64, has been a trustee since 1995. Since 1969, he has been Chief Executive Officer of The Rime Company, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Company, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the executive committee of the Birmingham Council of Boy Scouts of America, the board of trustees of The Bank, a commercial bank, Birmingham Southern College and the President's Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Herbert A. Meisler, one of our trustees.

Incumbent Trustees -- Term Expiring 2004

         M. Miller Gorrie, 67, has been a trustee since 1993. Since 1995, Mr. Gorrie has served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that is ranked 24th in the ENR's "Top 50 Domestic General Contractors". He currently serves on the boards of ACIPCO, the Metropolitan Development Board, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank, Baptist Hospital Foundation, the Southern Research Institute, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, and the Business Council of Alabama. Mr. Gorrie is chairman of the executive committee and is a member of the executive compensation committee of the board of trustees.

          James K. Lowder, 53, has been a trustee since 1993. Since 1995, Mr. Lowder has served as chairman of the board of The Colonial Company, chairman of the board of Lowder Construction Company, Inc., Lowder New Homes, Inc., Colonial Insurance Agency, Inc., Lowder Realty Company, Inc., Colonial Commercial Development, Inc., Colonial Homes, Inc., American Colonial Insurance Company, Colonial Commercial Realty, Inc. and Colonial Commercial Investments, Inc. He is a member of the Home Builders Association of Alabama, the Greater Montgomery Home Builders Association and the board of directors of Alabama Power Company. Mr. Lowder is a member of the executive compensation committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman of the board, president and chief executive officer.

          Herbert A. Meisler, 75, has been a trustee since 1995. Since 1964, Mr. Meisler has been President of The Rime Company, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Mr. Ripps. While with The Rime Company, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the executive compensation committee and the audit committee of the board of trustees. Mr. Meisler is the brother-in-law of Mr. Ripps.

Incumbent Trustees - Term Expiring 2005

         William M. Johnson, 56, has been a trustee since 1997. Since 1978, Mr. Johnson has been chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million, including seven office buildings and retail properties that we acquired from Mr. Johnson in 1997. Mr. Johnson is a member of the board of trustees of Asbury Theological Seminary, a member of the Board of Directors of Reach Out Youth Solutions, and is International Director of the World Parish Ministries. Mr. Johnson also serves as a strategic planning advisor for several para-church ministries. In 1999, Mr. Johnson established a family foundation that provides financial assistance to twenty-eight local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and executive committee of the board of trustees.


          Claude B. Nielsen, 52, has been a trustee since 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991 and served as chief operating officer from 1990 to 1991. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of AmSouth Bank Corporation, a commercial bank, and also serves as a board member of the Birmingham Airport Authority. Mr. Nielsen is chairman of the executive compensation committee, and a member of the executive committee and nominating and corporate governance committee of the board of trustees.

         Donald T. Senterfitt, 83, has been a trustee since 1993. Since May 2000, Mr. Senterfitt has served as chairman of the board of directors of Colonial Bank, Central Florida. From 1991 to 2000, Mr. Senterfitt served as president and chief executive officer of the Pilot Group, LC, a consulting company. He is a former director and vice chairman of SunTrust Banks, Inc., a multi-state bank holding company. From 1985 to 1986, he served as president of the American Bankers Association, and from 1958 to 1980 he served as general counsel to the Florida Bankers Association. Mr. Senterfitt is a member and a 1997 Laureate of the Mid-Florida Business Hall of Fame and a member of the President's Council of the University of Florida. He is the recipient of the Distinguished Alumnus Award from both his undergraduate school, Carson-Newman College and his graduate school, the University of Florida. Mr. Senterfitt is a member of the board of directors of CITE, Inc., the Center for Independence, Technology and Education, a non-profit organization which serves the needs of blind, visually handicapped and multi-handicapped children and adults, and served as its president for three years. Mr. Senterfitt is chairman of the nominating and corporate governance committee and is a member of the audit committee of the board of trustees.

Compensation of Trustees

         We pay each of our non-employee trustees an annual retainer of $20,000 and an additional fee of $1,250, plus reasonable out-of-pocket expenses, for each board meeting attended (or $1,000 for participation by telephone). We pay each committee member a $750 fee for each committee meeting attended (or $500 for participation by telephone) and each committee chairman receives an additional $500 fee for each committee meeting. William M. Johnson and Herbert
A. Meisler have waived their right to trustee and committee fees and have requested that we donate a like amount to religious or charitable organizations. Trustees who are not our employees may elect, pursuant to the Non-Employee Trustee Share Plan, to receive common shares in lieu of all or a portion of their annual trustee and committee fees. Participating trustees receive common shares having a fair market value equal to 125% of the amount of fees foregone.

         Pursuant to our Non-Employee Trustee Share Option Plan, each newly elected trustee who is not an employee receives, upon election, an option to purchase 5,000 common shares that vest over three years in equal installments, for an exercise price equal to the fair market value of such shares on the date of grant. Each non-employee trustee also receives an automatic grant of an option to purchase 5,000 common shares that vest over three years in equal installments following each annual election of trustees that occurs after the trustee has completed at least one year of service.

         Trustees who are our officers or are employed by us do not receive any additional compensation for serving on our board of trustees or any of its committees. In addition, they are not eligible to participate in the Non-Employee Trustee Share Option Plan or the Non-Employee Trustee Share Plan.

Meetings of the Board of Trustees

         Our board of trustees held four meetings during 2002. During 2002, each trustee attended more than 75% of the aggregate of (i) all meetings of the board of trustees and (ii) all meetings of committees of which such trustee was a member.

Committees of the Board of Trustees

         In accordance with our bylaws, the board of trustees has established an executive committee, an audit committee, an executive compensation committee and a nominating and corporate governance committee. The following table sets forth the membership of these committees.

                                                                              Nominating &
Trustee                     Audit         Compensation        Executive        Governance
--------------------   ---------------   ---------------   ---------------   ---------------
Carl. F. Bailey               C                                   M                 M
M. Miller Gorrie                                M                 C
William M. Johnson                              M                 M
James K. Lowder                                 M
Thomas H. Lowder                                                  M
Herbert A. Meisler            M                 M
Claude B. Nielsen                               C                 M                 M
Harold W. Ripps                                                   M
Donald T. Senterfitt          M                                                     C

"M" signifies a member and "C" signifies a chairman.

Executive Committee

         Except as limited by law, the executive committee has the authority to act on behalf of the full board of trustees, including the authority, subject to our conflict of interest policies, to approve the acquisition and disposition of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money and joint venture arrangements, on our behalf and on behalf of Colonial Realty Limited Partnership, our operating partnership, of which we are the sole general partner. The executive committee met four times in 2002.

Executive Compensation Committee

         The executive compensation committee was established to determine compensation for our executive officers and to administer our stock option and annual incentive plans. The executive compensation committee's option plan subcommittee makes grants of options and restricted shares to trustees and executive officers. The executive compensation committee met three times during 2002.

Audit Committee

         The members of the audit committee are independent as defined in
Section 303.01(B)(2)(a) and Section 303.01(B)(3) of the New York Stock Exchange's listing standard. Information regarding the functions performed by the audit committee is set forth in the "Audit Committee Report" below. The audit committee met five times during 2002. Our board of trustees has adopted a written charter for the audit committee, a copy of which was filed as an appendix to our 2001 annual meeting proxy statement.




Nominating and Corporate Governance Committee

         The nominating and corporate governance committee consists of independent trustees. The nominating and corporate governance committee recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or other reason. In addition, the nominating and corporate governance committee is responsible for developing and implementing our nominating and corporate governance guidelines that apply to all of our trustees and management, ensuring we adhere to our nominating and corporate governance principles, and developing and implementing our code of business conduct and ethics and our code of ethics for certain officers. The nominating and corporate governance committee also is charged with the task of ensuring we are in compliance with all New York Stock Exchange listing requirements. The nominating and corporate governance committee is willing to consider appropriate nominees whose names are submitted in writing by shareholders. The nominating and corporate governance committee met one time during 2002.

                             AUDIT COMMITTEE REPORT

         In compliance with the requirements of the New York Stock Exchange, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2002 and concluded that the charter was adequate to allow the audit committee to perform its function. In connection with the performance of its responsibility under its charter, the audit committee has:

o Reviewed and discussed our audited financial statements with management;

o Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

o Received from the independent auditors disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and

o Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

         The audit committee has also considered whether the independent public accountants' provision of non-audit services to us is compatible with maintaining their independence.

Date:    March 24, 2003                     Members of the audit committee:

                                               Carl F. Bailey, Chairman
                                               Herbert A. Meisler
                                               Donald T. Senterfitt

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (Proposal 2)

         The board of trustees, upon the recommendation of the audit committee, has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP has served as our independent auditors since our initial public offering in 1993. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

         During the year ended December 31, 2002, we paid fees to PricewaterhouseCoopers LLP in the following amounts:

         Audit Fees                                              $202,950
         Financial Information Systems
                 Design and Implementation Fees                        -0-
         Other Fees:
            Tax Return Preparation                                     -0-
            Tax Consulting                                         92,967
            Subsidiary and Benefits Plan Audits                    98,486
            Registration Statements                                66,261
            Other                                                  59,185
                                                                  -------

         Total Other Fees                                        $316,899
                                                                  =======

         The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the common shares present or represented by proxy and entitled to vote at the meeting. Our board of trustees recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2003. To understand how your votes are counted for the purpose of ratifying the appointment of Pricewaterhouse Coopers LLP as our independent auditors, see "Voting Procedures and Costs of Proxy Solicitation."

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for our chief executive officer and our four other most highly compensated executive officers, whom we refer to as the named executive officers:

                          Summary of Compensation Table

------------------------------------------------------------------------------------------------------------------------------------
                                                   Annual Compensation                     Long-Term Compensation
                                         --------------------------------------  ------------------------------------------
                                                                                         Awards              Payouts
                                                                                 ------------------------------------------

Name and Principal Position       Year    Salary ($)  Bonus($)(1)     Other    Restricted     Securities      LTIP       All Other
                                                                     Annual       Share       Underlying     Payouts   Compensation
                                                                  Compensation  Awards($)(1) Options(#)(+)                 ($)(2)
------------------------------------------------------------------------------------------------------------------------------------


Thomas H. Lowder                  2002     $340,000     $   --       $   --       $215,790       75,500         --       $  6,598
Chairman of the Board             2001      328,269         --           --        474,586       81,060         --          5,100
President and Chief Executive     2000      315,000         --           --        119,000       37,500         --          5,062
------------------------------------------------------------------------------------------------------------------------------------

C. Reynolds Thompson, III         2002     $300,000     $ 23,800     $   --       $167,350       44,700         --       $  6,338
Chief Operating Officer           2001      271,884      111,720         --        214,988       47,988         --          5,100
                                  2000      248,000       40,000         --           --         20,000         --          5,100
------------------------------------------------------------------------------------------------------------------------------------

Howard B. Nelson, Jr              2002     $250,000     $   --       $   --       $ 98,505       33,200         --       $  6,651
Chief Financial Officer and       2001      228,269         --           --        247,448       35,666         --          5,100
Secretary                         2000      215,000       15,190         --         22,134       12,500         --          5,100
------------------------------------------------------------------------------------------------------------------------------------

John N. Hughey                    2002     $210,000     $   --       $   --       $158,748       22,400         --       $  6,388
Executive Vice President -        2001      200,000         --           --        103,114       23,994         --          3,803
Retail Development                2000      200,000         --           --         17,024       22,520         --          5,100
------------------------------------------------------------------------------------------------------------------------------------

Daryl K. Mangan (*)               2002     $225,000     $   --       $   --       $ 84,505       22,400         --       $    563
Executive Vice President -        2001       17,308         --           --           --           --           --           --
Retail Division
------------------------------------------------------------------------------------------------------------------------------------


+ Options are reported for the year in which they are received. Options are granted after the end of the fiscal year in which they are earned.
* Mr. Mangan became our Executive Vice President of the Retail Division on December 1, 2001.
(1) Our incentive compensation plan permits officers to elect to receive all or part of their annual bonus in the form of restricted common shares instead of cash. Officers who elect to receive up to 50% of their bonus in restricted shares receive shares having a market value on the issue date equal to 125% of the elected amount. Officers who elect to receive more than 50% of their annual bonus in restricted shares receive shares having a market value on the issue date equal to 140% of the elected amount. The value of the restricted share grants shown under the column titled "Restricted Share Awards" includes these restricted shares issued instead of cash bonus and other performance-based restricted share awards. The following table shows, for each of 2002, 2001 and 2000 (a) the annual bonus that each of our named executive officers was entitled to, (b) the percentage of annual bonus that each named executive officer elected to receive in the form of restricted common shares instead of cash, (c) the portion of the annual bonus that each named executive officer received in cash, and (d) the value of restricted common shares received instead of cash. These restricted shares typically vest over 3 years, with 50% vesting on the first anniversary of the issue date and the remaining shares vesting in two equal installments on each of the second and third anniversaries of the issue date.

                                                         Bonus        Percentage    Amount Paid       Value of
         Name                                Year        Amount        Deferred       in Cash        Restricted
                                                                                                       Shares
         -------------------------------- ----------- ------------- --------------- ------------- ------------------
         Thomas H. Lowder..................  2002       $ 94,600          100%            $   -       $ 132,440
                                             2001        275,000          100                 -         385,000
                                             2000         85,000          100                 -         119,000

         C. Reynolds Thompson, III.........  2002       $ 83,800          72 %         $ 23,800        $ 84,000
                                             2001        228,000            51          111,720         162,792
                                             2000         40,000             -           40,000               -

         Howard B. Nelson, Jr..............  2002       $ 52,500          100%            $   -        $ 73,500
                                             2001        149,000           100                -         208,600
                                             2000         31,000            51           15,190          22,134

         John N. Hughey....................  2002       $ 61,000          100%            $   -        $ 85,400
                                             2001         55,000           100                -          77,000
                                             2000         12,160           100                -          17,024

         Daryl K. Mangan...................  2002       $ 42,500          100%            $   -        $ 59,500
                                             2001          N/A             N/A           N/A                N/A
                                             2000          N/A             N/A           N/A                N/A



         In addition to the restricted shares that each of our named executive officers received instead of cash bonus, each of our named executive officers received discretionary awards of restricted shares in 2002 and 2001. The following table shows the number and value of these restricted shares awarded for each of 2002, 2001 and 2000 for each of our named executive officers. The 2002 restricted shares, granted in 2003, vest over three years in equal installments and the 2001 performance-based restricted shares, granted in 2002, vest in 8 years but are subject to accelerated vesting based on our performance.


                                                                           Number of       Value of Restricted
         Name                                                Year      Restricted Shares       Share Awards
         ----------------------------------------------- ------------- ------------------ -----------------------
         Thomas H. Lowder.............................       2002              2,500                $ 83,350
                                                             2001              2,765                  89,586
                                                             2000                  -                       -

         C. Reynolds Thompson, III....................       2002              2,500                $ 83,350
                                                             2001              1,611                  52,196
                                                             2000                  -                       -

         Howard B. Nelson, Jr.........................       2002                750                $ 25,005
                                                             2001              1,199                  38,848
                                                             2000                  -                       -

         John N. Hughey...............................       2002              2,200                $ 73,348
                                                             2001                806                  26,114
                                                             2000                  -                       -

         Daryl K. Mangan..............................       2002                750                $ 25,005
                                                             2001                N/A                     N/A
                                                             2000                N/A                     N/A

         The number and value of the aggregate restricted share holdings of each of our named executive officers at December 31, 2002 were as follows:


                                                    Number of        Value of
         Name                                  Restricted Shares    Restricted
                                                                   Share Awards
         -------------------------------------- ---------------- ---------------
         Thomas H. Lowder......................    18,650             $632,981
         C. Reynolds Thompson, III.............     7,147              242,569
         Howard B. Nelson, Jr..................     9,183              306,161
         John N. Hughey........................     3,776              128,157
         Daryl K. Mangan.......................         -                    -

         Dividends are paid on restricted shares at the same rate paid to all other holders of common shares.

         (2) Other Compensation consists of our contributions to the 401(k) plan on behalf of each of our named executive officers and our payment of premiums for long-term care polices as follows:

                                                                                        Long-term
                                                                          401(k)          Care          Total All
         Name                                                Year      Contribution     Insurance         Other
                                                                                                      Compensation
         ------------------------------------------------ ----------- --------------- -------------- ----------------
         Thomas H. Lowder.............................       2002        $ 5,500        $ 1,098          $ 6,598
                                                             2001          5,100              -            5,100
                                                             2000          5,062              -            5,062

         C. Reynolds Thompson, III....................       2002        $ 5,500          $ 838          $ 6,338
                                                             2001          5,100              -            5,100
                                                             2000          5,100              -            5,100

         Howard B. Nelson, Jr.........................       2002        $ 5,500        $ 1,150          $ 6,651
                                                             2001          5,100              -            5,100
                                                             2000           5,00              -            5,100

         John N. Hughey...............................       2002        $ 5,500          $ 888          $ 6,388
                                                             2001          3,803              -            3,808
                                                             2000          5,100              -            5,100

         Daryl K. Mangan..............................       2002          $ 563          $   -            $ 563
                                                             2001            N/A            N/A              N/A
                                                             2000            N/A            N/A              N/A

         The following table sets forth certain information relating to options to purchase common shares granted to our named executive officers during 2002.

                        Option Grants in Last Fiscal Year
                                                             Individual Grants
                               ------------------------------------------------------------------------------
                                                  Percent of
        Name              Number of Securities   Total Options
                             Underlying Options   Granted to     Exercise or                  Grant Date
                                Granted (#)(1)   Employees in    Base Price     Expiration      Present
                                                  Fiscal Year     ($/Share)        Date       Value ($)(2)
-------------------------------------------------------------------------------------------------------------

Thomas H. Lowder                     81,060            18.3%        $32.40       1/18/2012      $132,938

C. Reynolds Thompson, III            47,988            10.9%         32.40       1/18/2012       78,700

Howard B. Nelson, Jr.                35,666             8.1%         32.40       1/18/2012       58,492

John N. Hughey                       23,994             5.4%         32.40       1/18/2012       39,350

Daryl K. Mangan                           -              -            -             -               -

-------------------------------------------------------------------------------------------------------------

(1) All options granted in 2002 become exercisable in five equal annual installments beginning on the first anniversary of the date of grant and have a term of ten years. This table does not include options granted in 2003 based on 2002 performance.
(2) The Black-Scholes option-pricing model was chosen to estimate the value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy of valuing options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value: an option term of 10 years, volatility of 16.50%, dividend yield at 7.70%, and interest rate of 1.23%. The real value of the options to purchase common shares in this table depends upon the actual performance of our common shares, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

         The following table sets forth certain information concerning option exercises during 2002 and unexercised options held by our named executive officers at December 31, 2002:

                 Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                              Shares
                             Acquired     Value      Number of Securities Underlying   Value of Unexercised in-the-money
                                on       Realized        Unexercised Options at                  Options at
         Name               Exercise(#)     ($)           December 31, 2002 (#)            December 31, 2002 ($)(1)
--------------------------------------------------------------------------------------------------------------------------

                                                       Exercisable     Unexercisable    Exercisable      Unexercisable
--------------------------------------------------------------------------------------------------------------------------

Thomas H. Lowder                    -      $ -          139,725          183,620        $846,419          $559,433

C. Reynolds Thompson, III      26,862    189,738          2,520          102,183           5,304           487,769

Howard B. Nelson, Jr.          24,130    182,825         15,000           72,353          53,475           332,236

John N. Hughey                  9,535     82,662         20,003           53,294         131,299           258,724

Daryl K. Mangan                     -         -               -               -                -                 -
---------------------------------------------------------------------------------------------------------------------

(1) Based on the closing price of $33.94 per common share on December 31, 2002. An option is "in-the-money" if the fair market value of the common shares subject to the option exceeds the option exercise price.

Equity Compensation Plans

         The following table summarizes information, as of December 31, 2002, relating to our equity compensation plans pursuant to which options to purchase our common shares and our restricted common shares may be granted from time to time.



                                   Number of securities      Weighted-average           Number of securities
                                       be issued upon        exercise price of       remaining available for future
                                  exercise of outstanding   outstanding options         issuance under equity
Plan Category                     options, warrants, and    warrants and rights          compensation plans
                                        rights (a)                 (b)              (excluding securities reflected
                                                                                             in column (a))
-----------------------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders (1)          1,621,786 (2)           $28.88 (3)                    1,756,028

Equity compensation plans not
approved by security holders                     -                    -                                 -
-----------------------------------------------------------------------------------------------------------------------------
Total                                     1,621,786               $28.88                         1,756,028

(1) These plans include our Employee Share Option and Restricted Share Plan, as amended in 1998, our Non-Employee Trustee Share Plan, as amended in 1997, and our Trustee Share Option Plan, as amended in 1997.
(2) Includes 80,516 restricted shares and performance-based restricted shares to be exercised at December 31, 2002.
(3) Weighted-average exercise price of outstanding options; excludes value of outstanding restricted shares.

Defined Benefit Plan

         We maintain a retirement plan for all of our employees hired before January 1, 2002. An employee becomes eligible to participate in the plan on January 1 or July 1 following the first anniversary of his or her employment or when the person reaches age 21, if later. Benefits are based upon the number of years of service (maximum 25 years) and the average of the participant's earnings during the five highest years of compensation during the final 10 years of employment. Each participant accrues a benefit at a specified percentage of compensation up to the Social Security covered compensation level, and at a higher percentage of compensation above the social security covered compensation level. A participant receives credit for a year of service for every year in which 1,000 hours are completed in the employment.

         The following table reflects estimated annual benefits payable upon retirement under the retirement plan as a single life annuity commencing at age 65.

Pension Plan Table
                                Years of Service
----------------------- ----------------- ----------------- ----------------- ---------------- -------------
     Remuneration              5                 10                15               20              25
----------------------- ----------------- ----------------- ----------------- ---------------- -------------

       $100,000             $ 7,600           $15,200           $22,800           $30,400        $38,000
       $125,000             $ 9,500           $19,000           $28,500           $38,000        $47,500
       $150,000             $11,400           $22,800           $34,200           $45,600        $57,000
   $200,000 or over         $15,200           $30,400           $45,600           $60,800        $76,000

         The benefits shown are limited by the current statutory limitations that restrict the amount of benefits that can be paid from a qualified retirement plan. The statutory limit on compensation that may be recognized in calculating benefits is $200,000 for 2002 in accordance with Section 401(a)(7) of the Internal Revenue Code. This limit is subject of cost-of living adjustments. The amounts shown in the table are not subject to any deduction from Social Security or other-offset amounts.


         Covered compensation under the plan includes the employees' base salary and other earnings received from us. Thomas H. Lowder has 28 years of covered service under the plan, Howard B. Nelson, Jr. has 18 years of service, C. Reynolds Thompson, III has 6 years of service, John N. Hughey has 20 years of service, and Daryl K. Mangan has 1 year of service.

Employment Agreement

         Thomas H. Lowder, our president and chief executive officer, entered into an employment agreement with us in September 1993. This agreement provides for an initial term of three years, with automatic renewals for successive one-year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provides for annual compensation of at least $275,000 and incentive compensation on substantially the same terms as set forth in the description of the Annual Incentive Plan. See "Report on Executive Compensation - Annual Incentive Plan." The agreement includes provisions restricting Mr. Lowder from competing with us during employment and, except in certain circumstances, for two years after termination of employment. In addition, in the event of disability or termination by us without cause or by the employee with cause, the agreement provides that we must pay Mr. Lowder the greater of (i) his base compensation and benefits for the remainder of the employment term or (ii) six months' base compensation and benefits.

         None of our other named executive officers, or any of our other executive officers, has an employment agreement with us.

                                PERFORMANCE GRAPH

         The graph set forth below compares the yearly change in our cumulative total shareholder return on our common shares from December 31, 1997 through December 31, 2002, to the cumulative total return of the Standard and Poor's 500 Stock Index and the National Association of Real Estate Investment Trusts Equity Index for the same period. The performance graph assumes an investment of $100 in our common shares and each index on December 31, 1997 and assumes reinvestment of all dividends. The performance shown in the graph is not necessarily indicative of future price performance.

                      Comparison of Cumulative Total Return
        Colonial Properties Trust, S&P 500 Index and NAREIT Equity Index
                       December 31, 1997-December 31, 2002

             12-97   03-98   06-98   09-98   12-98   03-99   06-99   09-99   12-99   03-00   06-00   09-00  12-00

Colonial Prop. $100    $107    $107    $99     $95     $93     $106    $102    $91     $95     $112   $108    $112
S&P 500        $100    $114    $118    $106    $129    $135    $145    $135   $156     $159    $155   $153    $141
NAREIT Index   $100    $100    $95     $85     $83     $79     $86     $79     $79     $81     $89    $96     $99

              03-01   06-01   09-01   12-01   03-02   06-02   09-02   12-02

Colonial Prop. $118    $123    $135    $146    $164    $189    $179    $171
S&P 500        $125    $132    $113    $125    $125    $108    $90     $97
NAREIT Index   $100    $111    $108    $113    $123    $129    $117    $118


Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this proxy statement, in whole or in part, the foregoing audit committee report and performance graph and the following report on executive compensation shall not be incorporated by reference into any such filings.

                        REPORT ON EXECUTIVE COMPENSATION

         This report outlines how the executive compensation committee of the board of trustees determined 2002 compensation levels for our executive officers, including our named executive officers. The executive compensation committee is composed entirely of non-employee trustees, but Mr. J. Lowder, who is a member of the executive compensation committee, is the brother of Mr. T. Lowder, our chairman of the board, president and chief executive officer. The executive compensation committee is responsible for all aspects of our officer compensation programs and some aspects of non-officer compensation, and works closely with the entire board of trustees in the execution of its duties. The responsibility for granting awards of options and restricted shares under our Employee Share Option and Restricted Share Plan has been delegated to the option plan subcommittee of the executive compensation committee.

Executive Compensation Policy and Philosophy

         Our executive compensation programs are based on the following guiding principles:

o Pay-for-Performance - We place considerable emphasis on incentive compensation programs that reward executives for achieving specific operating and financial objectives, including total shareholder returns and annual growth in funds from operations ("FFO") per share. These incentive programs focus on both annual and long-term performance.

o Pay Competitiveness - We believe that we must offer competitive total compensation to attract, motivate and retain executive talent. Our philosophy is to provide total compensation, including base salary, annual incentives and long-term incentives, in the upper quartile of the prevailing market practices of our industry peers in years of solid performance. Actual compensation levels, however, will vary in competitiveness from year to year depending on corporate, business unit and individual performance.

          We determine competitive levels of compensation using published compensation surveys, information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class and market capitalization. These companies include some of those used in the peer group index that appears in our total shareholder return graph. The published survey data and consultant data reflect real estate investment trust organizations with assets comparable to those of us.

o Executive Share Ownership - We believe that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to our financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options and performance-accelerated restricted shares so that a significant portion of executive compensation is provided in the form of share-based compensation. We also implemented an Executive Unit Purchase Plan in January 2000, pursuant to which our executive officers, other employees and trustees can purchase units of limited partnership interests of our operating partnership, to encourage them to maintain, an equity interest in us.

Base Salary Program

         Our objective is to provide total compensation to our officers at or above the upper quartile of the competitive market set by our industry peers in years when we and our officers each achieve superior results. To achieve this objective, the executive compensation committee sets base salary ranges for our officers around the median salaries being paid by our industry peers. The executive compensation committee will recognize and reward superior performance through its annual incentive plan (as described below) and not through salary increases. Salaries for executives are reviewed annually and take into account a variety of factors, including individual performance and general levels of market salary increases. Once an employee's salary reaches the marketplace median, only an employee with higher levels of sustained performance over time or one assuming greater responsibilities will receive upward adjustments other than with market movements.

Annual Incentive Plan

         Our annual incentive plan is designed to reward and motivate key employees based on the Company's and the individual's performance and to give plan participants competitive cash compensation opportunities. As a pay-for-performance element of compensation, incentive awards are paid annually based on the achievement of performance objectives for the most recently completed fiscal year. To be consistent with our pay-for-performance philosophy, the executive compensation committee used two key performance indicators as its primary performance targets for the named executive officers in 2002: (1) total shareholder return and (2) 2002 growth in FFO per share. The executive compensation committee also attempted to provide our executive officers with individualized performance incentives pegged to areas within the executives' individual influence and control, such as the performance of their divisions as measured against objective performance indicators.

         The amounts potentially payable to executive officers pursuant to the annual incentive plan remained consistent with their 2001 levels, with some executive officers being eligible to earn incentive compensation of up to 125% of base salary. The 2002 amounts paid to executive officers pursuant to the annual incentive plan were determined based on the individual executive's contribution to the our total shareholder return and 2002 growth in FFO per share, and the performance of the business unit in which the executive was employed. The amounts actually paid were determined based on whether the executive's performance met the "threshold," "target" or "maximum" level for each performance indicator. The "threshold" level is the minimum level of performance that will give rise to an annual incentive. "Target" performance is the upper quartile expected level, and "maximum" refers to superior performance.

         In addition, to further align the interests of our employees with the interests of shareholders and to encourage employees to take a long-term view of our performance, executives may elect to receive all or a portion of their annual incentive awards in restricted shares. We have provided an incentive for our executives to take their annual incentives in restricted shares by offering executives restricted shares having a value of up to 40% more than the amount of the cash bonus that they elect to invest in restricted shares. Restricted shares received in lieu of a cash bonus vest over a two- or three-year period, depending upon the percentage of the bonus the executive elects to invest in restricted shares, and are forfeited if either the executive is terminated for cause or the executive terminates service with us voluntarily, without good reason, prior to vesting.

Long-Term Incentive Compensation

         We believe that our executives should have an ongoing stake in the success of the business and that key employees should have a considerable portion of their total compensation paid in the form of common shares, since share-related compensation is directly tied to shareholder value. Furthermore, we recognize that for our executive officers and senior management, the economic success of many projects, and the total compensation to the officers and managers running them, should be evaluated over a multi-year time horizon.

         In 2002, we granted long-term incentives in the form of both share options and time vested restricted shares. We currently rely on share options and restricted share awards in establishing long-term incentives for our executive officers and senior management.

         Consistent with the executive compensation committee's determination to award options based largely on the achievement of pre-established performance targets, so that eligible recipients of options would have an incentive to help us achieve those targets, the executive compensation committee awarded a total of 545,620 share options to plan participants during 2002 (based largely on 2001 performance) and anticipates that it will grant options in future years as well. The size of option grants generally depend on the individual grantee's position with us and our performance based on pre-established criteria.

         Time-vested restricted share grants, made in 2003, are fully at risk based on the continued employment of the officer. This means the restricted shares granted may be earned by the officer (i.e., become vested) if the officer remains employed with us for the vesting period. The time-vested restricted share grant vest in equal installments over three years from the date of grant. During 2003, a total of 16,000 time-vested restricted shares, which were based on our 2002 growth in FFO per share, were granted to our executive officers.

2002 Chief Executive Officer Compensation

         The executive compensation committee considers several factors in developing an executive compensation package. For the chief executive officer, these include competitive market pay practices, individual performance level, experience, achievement of strategic goals and, most of all, and our financial success. Specific actions taken by the executive compensation committee regarding the CEO's compensation in 2002 are summarized below.

         Base Salary. The executive compensation committee increased Mr. Lowder's annual salary to $350,000. The executive compensation committee seeks to assure that Mr. Lowder's base salary, together with his incentive compensation participation levels, provides a competitive overall package.

         Annual Incentive. The executive compensation committee made the amount of Mr. Lowder's annual incentive contingent upon our performance, as measured by our two key performance indicators, total shareholder return and 2002 FFO growth per share. Based on our 2002 performance, Mr. Lowder's 2002 annual incentive award was set at $94,600. Mr. Lowder elected to receive 100% of his award in restricted shares. In accordance with our annual incentive plan, he was issued restricted shares with a value equal to 140% of his annual incentive award.

         Long-Term Incentive. To increase his variable pay levels in support of our compensation philosophy, Mr. Lowder is included in the current long-term incentive plan, which provides primarily for grants of share options. Mr. Lowder was granted options to purchase 75,500 shares in 2003. His 2003 option grant was based on our financial performance in 2002, as measured against the same key performance indicators that were used to determine his annual incentive. Share options are granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. Accordingly, options reward the executive for future corporate performance, since the executive receives income only if our share price increases after the grant date. In 2003, Mr. Lowder was granted 2,500 restricted shares based on our performance for 2002. Restricted share awards encourage executives to improve corporate performance and the ultimate value of the award is tied directly to our share price.

$1 Million Pay Deductibility Limit

         Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. Certain "performance-based compensation" is excluded from this $1 million cap. Our share option and restricted share plan has been structured in such a way that the executive compensation committee expects options granted under the plan to be treated as performance-based compensation which may be excluded from the deductibility limit. At this time, none of our executive officers' compensation subject to the deductibility limits exceeds $1 million. Accordingly, in the executive compensation committee's view, we are not likely to be affected by the non-deductibility rules in the near future.

                      THE EXECUTIVE COMPENSATION COMMITTEE

                                Claude B. Nielsen
                                M. Miller Gorrie
                               William M. Johnson
                                 James K. Lowder
                               Herbert A. Meisler

                 EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

         The executive compensation committee was comprised of Messrs. Claude B. Nielsen, M. Miller Gorrie, William M. Johnson, James K. Lowder and Herbert A. Meisler during 2002. None of these five members was our employee during 2002. In addition, no interlocking relationship existed between these members and any member of any other company's board of directors, board of trustees or compensation committee during that period.

          However, Mr. J. Lowder is the brother of Mr. T. Lowder, our chairman of the board, president and chief executive officer. As described below, Messrs. Gorrie and J. Lowder, who are members of the executive compensation committee, own interests in certain entities that engaged in transactions with us during 2002. These transactions were approved by a majority of our independent trustees.

          We engaged Lowder Construction Company, Inc., of which Mr. J. Lowder serves as the chairman of the board and in which each of Messrs. J. Lowder and
T. Lowder indirectly owns a 50% interest, to serve as construction manager for two multifamily development projects during 2002. We paid a total of $1.6 million during 2002, of which $1.5 million of which was then paid to unaffiliated subcontractors for the construction of these development projects. We had no outstanding construction invoices and retainage payable to Lowder Construction Company, Inc. at December 31, 2002.

         Brasfield & Gorrie General Contractors, Inc. ("B&G"), a corporation of which Mr. Gorrie is a shareholder and chairman of the board, was engaged to serve as construction manager for six office and retail development projects during 2002. We paid B&G a total of $35.3 million during 2002, of which $32.1 million was then paid to unaffiliated subcontractors. We had no outstanding construction invoices and retainage payable to B&G at December 31, 2002.

         B&G invested $1.5 million through our dividend reinvestment plan. The dividend reinvestment plan allows for optional cash purchase once a month with a 5% discount. A waiver is required for purchases over $25,000 per year. We granted B & G a waiver for this investment.

         We leased space to certain entities in which Mr. T. Lowder, Mr. J. Lowder, and Mr. Gorrie have an interest and received market rent from these entities of approximately $1.0 million, during 2002. Additionally, we provided management and leasing services to certain related entities and received fees from these entities of approximately $0.3 million during 2002.

         Colonial Insurance Agency, a corporation indirectly owned by Messrs. J. Lowder and T. Lowder and their family members, has provided insurance brokerage services for us. The aggregate amount we paid to Colonial Insurance Agency for these services during 2002 was $5.0 million. Of this amount, $4.7 million was then paid to unaffiliated insurance carriers for insurance premiums during 2002.

         In July 2002, we acquired three single-family homes located in Montgomery, Alabama from Lowder New Homes, Inc., an entity owned by The Colonial Company, in which Mr. T. Lowder and Mr. J. Lowder each indirectly own 50%, for a total purchase price of approximately $0.5 million.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal year 2002, we engaged in certain transactions with entities in which some of our trustees and executive officers had a financial interest. All but one of these transactions involved members of the executive compensation committee and are described above under the caption "Compensation Committee Interlocks and Insider Participation." The additional transaction was approved by a majority of our independent trustees and is described below.

         In 2002, one of our subsidiaries acquired a 20% interest in three aircraft from NRH Enterprises, LLC (NRH) an entity in which Mr. Harold Ripps, one of our trustees, owns a 33% interest, for approximately $1.4 million. Additionally, the subsidiary entered into a joint ownership agreement with the other owners of the aircraft, including NRH, under which the subsidiary pays NRH, as agent for all of the owners of the aircraft, a monthly fee of $10,000, plus $1,400 per hour of our flight time to cover the operating expenses of the aircraft. Further, the subsidiary entered into an aircraft services agreement with MEDJET Assistance, LLC (MEDJET), an entity in which Mr. Ripps owns a 40% interest. Under this agreement, the subsidiary is obligated to pay a monthly fee of $5,000 to MEDJET for managing the use, maintenance, storage, and supervision of the aircraft. NRH pays this $5,000 to MEDJET, on behalf of the subsidiary, from the $10,000 monthly fee referred to above. During 2002, the subsidiary paid approximately $254,000 to NRH for usage and service of the aircraft under the above agreements.

           VOTING SECURITIES BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth, as of February 28, 2003, the record date for our meeting, information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, by:

          (1) each person known by us to be the beneficial owner of more than five percent of our outstanding common shares,

          (2)       each trustee and each named executive officer, and

          (3) our trustees, our named executive officers and other executive officers as a group.

         Unless otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to "units" are to units of limited partnership interest in our operating partnership. Units owned by a person named in the table are included in the "Number of Common Shares" column because Units are redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. Because of limitations on ownership of common shares imposed by our declaration of trust, neither Mr. T. Lowder nor Mr.
J. Lowder nor Mr. Ripps could in fact redeem all of his units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.




                                                                                                   Percent of
                                                          Number of              Percent of         Common
Name and Business Address                                  Common                  Common            Shares
of Beneficial Owner                                        Shares                Shares (1)        and Units(2)
-------------------------------------                     --------               ----------        ------------

Thomas H. Lowder............................             3,468,352   (3)             13.1%            10.2%

James K. Lowder.............................             2,256,840   (4)              8.9%             6.7%
2000 Interstate Parkway
Suite 400
Montgomery, Alabama   36104

Cohen and Steers............................             1,647,800   (5)              7.0%             4.9%
757 Third Avenue
New York, NY

Ohio PERS...................................             1,436,966   (6)              6.1%             4.2%
277 East Town Street
Columbus, Ohio   43215

Carl F. Bailey .............................                73,202   (7)                *                 *

M. Miller Gorrie............................               574,507   (8)              2.4%              1.7%

William M. Johnson..........................             1,009,551   (9)              4.2%              3.0%

Herbert A. Meisler..........................               659,034   (10)             2.7%              1.9%

Claude B. Nielsen...........................                48,365   (11)               *                 *

Harold W. Ripps.............................             2,015,615   (12)             7.9%              5.9%

Donald T. Senterfitt........................                38,159   (13)               *                 *

C. Reynolds Thompson, III...................                46,358   (14)               *                 *

Howard B. Nelson, Jr. ......................                74,866   (15)               *                 *

John N. Hughey..............................                64,156   (16)               *                 *

Daryl K. Mangan.............................                 5,912   (16)               *                 *

All executive officers and trustees as a group
    (20 persons)............................            10,580,266   (17)            32.6% (18)        24.9% (19)
----------------------

*      Less than 1%

(1) For purposes of this calculation, the number of common shares deemed outstanding includes 23,431,052 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of Units or upon the exercise of options exercisable within 60 days.

(2) For purposes of this calculation, the number of common shares and Units deemed outstanding includes 23,431, 052 common shares currently outstanding, 10,450,841 Units currently outstanding (excluding Units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days.

(3) The total includes 96,477 shares owned by Thomas Lowder, 175,296 shares owned by Colonial Commercial Investments, Inc. ("CCI"), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture ("EPJV"), a general partnership of which Thomas, James and Robert Lowder are the sole general partners, 14,505 shares owned pursuant to the Company's 401(k) plan, 5,800 shares and 57,500 shares subject to options exercisable within 60 days held in trust for the benefit of Thomas Lowder's children and 118,827 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by Thomas Lowder, 89,285 Units owned by Thomas Lowder Investments, LLC, 1,369,396 Units owned by CCI, 1,012,976 Units owned by EPJV, in which T. Lowder has sole voting control, and 195 Units held in trust for the benefit of Thomas Lowder's children. Shares and Units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder.

(4) The total includes 80,810 shares owned by James Lowder, 175,296 shares owned by CCI, 19,200 shares owned by James Lowder as custodian for his children, 31,137 shares owned pursuant to the Company's 401(k) plan, and 25,000 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by James Lowder, 89,285 Units owned by James Lowder Investments, LLC, 1,369,396 Units owned by CCI and 195 Units held in trust for the benefit of James K. Lowder's children.

(5) Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of December 31, 2002.

(6) Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of December 31, 2002.

(7) Includes 29,607 shares owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey's spouse, 25,000 shares subject to options exercisable within 60 days and 17,595 Units.

(8) Includes 43.228 shares owed by Mr. Gorrie, 210,417 shares owned by Brasfield & Gorrie, LLC, controlled by Mr. Gorrie, 20,814 shares held in an account for Mr. Gorrie's aunt and over which Mr. Gorrie shares voting and investment power, 8,525 shares held in trust for Mr. Gorrie's brother and 25,000 shares subject to options exercisable within 60 days. Also includes 157,140 Units owned by MJE, LLC., and 109,383 Units owned by Mr. Gorrie. Mr. Gorrie also owns 4,300 shares of the Company's Series A Cumulative Redeemable Preferred Shares, representing less than 1% of the series outstanding.

(9) Includes 90,390 shares owned by Mr. Johnson and 12,706 shares owned by Mr. Johnson's spouse. Also includes 554,281 Units owned by Mr. Johnson, 74,505 Units owned by William M. Johnson Investments I, LLP, an entity controlled by Mr. Johnson. Also included are 117,669 shares and 60,000 Units held in the William M. Johnson and Phyllis B. Johnson Foundation, Inc. and 100,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc. Mr. Johnson does not have any options that are exercisable within 60 days.

(10) Includes 21,000 shares owned by Mr. Meisler, 19,000 shares subject to options exercisable within 60 days, 471,872 Units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 72,657 Units directly owned by Mr. Meisler.

(11) Includes 1,000 shares owned by Mr. Nielsen, 35,000 shares subject to options exercisable within 60 days and 5,865 Units. Also includes 6,500 shares owned by Mr. Nielsen as custodian for his children.

(12) Includes 38,307 shares owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 1,333 shares subject to options exercisable within 60 days and 1,925,975 Units.

(13) Includes 1,000 shares owned by Mr. Senterfitt, 35,000 shares subject to options exercisable within 60 days and 2,159 Units. (14) Includes 12,698 shares owned by Mr. Thompson, 15,430 shares subject to options exercisable within 60 days, and 635 shares owned pursuant to the Company's 401(k) plan. Also includes 17,595 Units.

(15) Includes 15,870 shares owned by Mr. Nelson, 33,596 shares subject to options exercisable within 60 days and 7,805 shares owned pursuant to the Company's 401(k) plan. Also includes 17,595 Units. Mr. Nelson also owns 192 shares of the Company's Series A Cumulative Redeemable Preferred Shares, representing less than 1% of the series outstanding.

(16) Includes for Messrs. Hughey and Mangan, respectively, 33,972, and 3,331 shares subject to options exercisable within 60 days. Mr. Hughey also owns 12,001 shares, 17,595 units directly and 588 shares owned pursuant to the Company's 401(k) plan. Mr. Mangan also owns 2,581 shares directly.

(17) Includes 1,550,202 common shares, 8,524,602 Units and 505,462 common shares subject to options exercisable within 60 days. Shares and Units held by CCI and EPJV have been counted only once for this purpose.

(18) For the purpose of this calculation, the number of common shares deemed outstanding includes 23,431,052 common shares outstanding as of February 28, 2003, 8,524,602 Units reported as beneficially owned by the executives and trustees, and 505,462 common shares subject to options exercisable within 60 days.

(19) For purposes of this calculation, the number of common shares and Units deemed outstanding is described in note 2 to this table and includes 505,462 common shares subject to options exercisable within 60 days.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common shares and units. During 2002, Mr. McGehee, Executive Vice President of Mixed Use, was late in filing one Form 4 to report one acquisition of common shares by his spouse in an IRA.

                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

         Proposals of shareholders to be presented at the 2004 Annual meeting must be received by us prior to November 24, 2003 to be considered for inclusion in our proxy material for the 2004 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 25, 2004 and no later than February 24, 2004, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the Securities and Exchange Commission and may be obtained from us upon request.


                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

         Under the our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum. Trustees will be elected by a plurality of the common shares present and entitled to vote, in person or by proxy, at the meeting. Accordingly, abstentions from the election of trustees (by withholding authority to vote for one or more nominees) will not affect the election of the candidates receiving the most votes. With respect to all other proposals to come before the meeting, abstentions will have no effect on the outcome of the vote on the proposal.

         We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

         Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                    By Order of the Board of Trustees

                                /s/ Howard B. Nelson, Jr.
                                    Howard B. Nelson, Jr.
                                    Chief Financial Officer and
                                    Secretary
March 24, 2003